LETTER FROM FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Hall Tees, Inc. (the “Company”).  We have read the Company's disclosure set forth under the heading "Changes in Registrant's Certifying Accountant" in the Company's Amendment No. 5 to the Registration Statement on Form S-1/A dated on November 11, 2009 and are in agreement with the disclosure insofar as it pertains to our firm.

/s/  Rotenberg & Co., LLP
/s/ Rotenberg & Co., llp

Rochester, New York
November 11, 2009